Exhibit 99.1

Magellan Gold Corporation Announces Agreements to Enhance Balance Sheet and Shareholder Update

October 4, 2019

Reno, NV ---- Magellan Gold Corporation (OTCQB:MAGE) ("Magellan" or the "Company") today announced agreements effective September 30, 2019 (the "Agreements") with its primary secured creditors and largest shareholder to convert an aggregate of $2.45 million of outstanding debt obligations (including a secured line of credit, outstanding promissory notes and advances) into a newly-created series of Preferred Shares of the Company ("Preferred Shares"). The Preferred Shares will carry a $2.45 million liquidation preference, subject to adjustments, be convertible into common stock at $1.00 per share and bear a 10% annual dividend payable in kind at the option of the Company. The Agreements release and reduce liens on certain assets of the Company and convert portions of both its secured and unsecured debt holdings to Preferred Shares in order enhance the balance sheet and facilitate new financing arrangements.

The Company has focused on the Nayarit, Mexico assets during the last three months with examinations of several potential properties that could provide feed for the San Dieguito de Ariba (“SDA”) flotation plant. Additionally, the Company has reduced the SDA plant holding costs from approximately $30,000 per month to less than $5,000 per month. The Company is continuing to examine the potential of adding a whole ore leach circuit to the existing SDA plant which would further expand opportunities for the mill. Any mineral interest acquisitions or capital expenditures are subject to obtaining the necessary financing.

The Company would like to also announce that Frank Pastorino, Chief Operating Officer, and Michael Martinez, Chief Financial Officer, have submitted their resignations, effective immediately. David Drips, Chief Executive Officer of Magellan, commented, “On behalf of Magellan Gold and the shareholders, I want to thank both Frank and Michael for their contributions and efforts during their tenures with the company and wish them both the very best with their new endeavors.”

John Power will assume the interim position of Chief Financial Officer for the Company. John has been a Director of Magellan since its formation in 2010.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals.  Magellan controls three projects: The San Dieguito de Ariba (“SDA”) flotation plant in Nayarit, Mexico, the El Dorado Gold-Silver Project near the SDA Plant and the Silver District Property in Arizona.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Domestic: David Drips, CEO

contact@magellangoldcorp.com

International: Peter Nesveda         +61 4 1235 7375